Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read with “Selected Financial Data” and our financial statements and notes included elsewhere in this annual report on Form 10-K.

As further discussed in Note 3 to our consolidated financial statements, our consolidated financial statements for each period presented, as well as the financial information in the following discussion, have been adjusted for the retrospective application of Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  The financial information contained in the discussion below reflects only the adjustments described in Note 3 to our consolidated financial statements and does not reflect events occurring after March 6, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Overview

We are a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease.  We have used our proprietary gene knockout technology and an integrated platform of advanced medical technologies to identify and validate, in vivo, more than 100 targets with promising profiles for drug discovery.  For targets that we believe have high pharmaceutical value, we engage in programs for the discovery and development of potential new drugs, focusing in the core therapeutic areas of immunology, metabolism, cardiology and ophthalmology.  Human clinical trials are currently underway for four of our drug candidates, with one additional drug candidate in preclinical development and compounds from a number of additional programs in various stages of preclinical research.

We are working both independently and through strategic collaborations and alliances to capitalize on our technology, drug target discoveries and drug discovery and development programs.  Consistent with this approach, we seek to retain exclusive rights to the benefits of certain of our small molecule drug programs by developing and commercializing drug candidates from such programs internally and to collaborate with third parties with respect to the discovery, development and commercialization of small molecule and biotherapeutics drug candidates for other targets, particularly when the collaboration provides us with access to expertise and resources that we do not possess internally or are complementary to our own.  We have established drug discovery and development collaborations with a number of leading pharmaceutical and biotechnology companies which have enabled us to generate near-term cash while offering us the potential to retain economic participation in products our collaborators develop through the collaboration.  In addition, we have established collaborations and license agreements with other leading pharmaceutical and biotechnology companies, research institutes and academic institutions under which we receive fees and, in some cases, are eligible to receive milestone and royalty payments, in return for granting access to some of our technologies and discoveries for use in the other organization’s own drug discovery efforts.

We derive substantially all of our revenues from drug discovery and development collaborations and other collaborations and technology licenses.  To date, we have generated a substantial portion of our revenues from a limited number of sources.

Our operating results and, in particular, our ability to generate additional revenues are dependent on many factors, including our success in establishing new collaborations and technology licenses, expirations of our existing collaborations and alliances, the success rate of our discovery and development efforts leading to opportunities for new collaborations and licenses, as well as milestone payments and royalties, the timing and willingness of collaborators to commercialize products which may result in royalties, and general and industry-specific economic conditions which may affect research and development expenditures.  Our future revenues from collaborations and technology licenses are uncertain because our existing agreements have fixed terms or relate to specific projects of limited duration and we depend, in part, on securing new agreements.  Our ability to secure future revenue-generating agreements will depend upon our ability to address the needs of our potential future collaborators and licensees, and to negotiate agreements that we believe are in our long-term best interests.  We may determine that our interests are better served by retaining rights to our discoveries and advancing our therapeutic programs to a later stage, which could limit our near-term revenues.  Because of these and other factors, our operating results have fluctuated in the past and are likely to do so in the future, and we do not believe that period-to-period comparisons of our operating results are a good indication of our future performance.

Since our inception, we have incurred significant losses and, as of December 31, 2008, we had an accumulated deficit of $487.4 million. Our losses have resulted principally from costs incurred in research and development, general and administrative costs associated with our operations, and non-cash stock-based compensation expenses associated with stock options granted to employees and consultants.  Research and development expenses consist primarily of salaries and related personnel costs, external research costs related to our preclinical and clinical efforts, material costs, facility costs, depreciation on property and equipment, legal expenses resulting from intellectual property prosecution and other expenses related to our drug discovery and development programs, the development and analysis of knockout mice and our other target validation research efforts, and the development of compound libraries. General and administrative expenses consist primarily of salaries and related expenses for executive and administrative personnel, professional fees and other corporate expenses including information technology, facilities costs and general legal activities.  In connection with the expansion of our drug discovery and development programs, we expect to continue to incur significant research and development costs. As a result, we will need to generate significantly higher revenues to achieve profitability.

Critical Accounting Policies

Revenue Recognition

We recognize revenues when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured.  Payments received in advance under these arrangements are recorded as deferred revenue until earned.

Upfront fees under our drug discovery and development alliances are recognized as revenue on a straight-line basis over the estimated period of service, generally the contractual research term, as this period is our best estimate of the period over which the services will be rendered, to the extent they are non-refundable.  We have determined that the level of effort we perform to meet our obligations is fairly constant throughout the estimated periods of service.  As a result, we have determined that it is appropriate to recognize revenue from such agreements on a straight-line basis, as we believe this reflects how the research is provided during the initial period of the agreement.  When it becomes probable that a collaborator will extend the research period, we adjust the revenue recognition method as necessary based on the level of effort required under the agreement for the extension period.

Research funding under these alliances is recognized as services are performed to the extent they are non-refundable, either on a straight-line basis over the estimated service period, generally the contractual research term; or as contract research costs are incurred.  Milestone-based fees are recognized upon completion of specified milestones according to contract terms.  Payments received under target validation collaborations and government grants and contracts are recognized as revenue as we perform our obligations related to such research to the extent such fees are non-refundable.  Non-refundable technology license fees are recognized as revenue upon the grant of the license, when performance is complete and there is no continuing involvement.

Revenues recognized from multiple element contracts are allocated to each element of the arrangement based on the relative fair value of the elements.  An element of a contract can be accounted for separately if the delivered elements have standalone value to the collaborator and the fair value of any undelivered elements is determinable through objective and reliable evidence.  If an element is considered to have standalone value but the fair value of any of the undelivered items cannot be determined, all elements of the arrangement are recognized as revenue over the period of performance for such undelivered items or services.

A change in our revenue recognition policy or changes in the terms of contracts under which we recognize revenues could have an impact on the amount and timing of our recognition of revenues.

Research and Development Expenses

Research and development expenses consist of costs incurred for research and development activities solely sponsored by us as well as collaborative research and development activities.  These costs include direct and research-related overhead expenses and are expensed as incurred.  Patent costs and technology license fees for technologies that are utilized in research and development and have no alternative future use are expensed when incurred.

We are presently conducting a Phase 2 clinical trial of our most advanced drug candidate, LX1031, an orally-delivered small molecule compound that we are developing as a potential treatment for irritable bowel syndrome and other gastrointestinal disorders.  We have completed Phase 1 clinical trials and intend in the near term to initiate a Phase 2 clinical trial of LX1032, an orally-delivered small molecule compound that we are developing as a potential treatment for the symptoms associated with carcinoid syndrome.  We are conducting Phase 1 clinical trials of two other drug candidates:  LX2931, an orally-delivered small molecule compound that we are developing as a potential treatment for rheumatoid arthritis and other autoimmune diseases; and LX4211, an orally-delivered small molecule compound that we are developing as a potential treatment for Type 2 diabetes.  We have advanced one other drug candidate into preclinical development: LX7101, a topically-delivered small molecule compound that we are developing as a potential treatment for glaucoma.  We have small molecule compounds from a number of additional drug discovery programs in various stages of preclinical research and believe that our systematic, target biology-driven approach to drug discovery will enable us to substantially expand our clinical pipeline.  The drug development process takes many years to complete.  The cost and length of time varies due to many factors including the type, complexity and intended use of the drug candidate.  We estimate that drug development activities are typically completed over the following periods:

Phase	Estimated Completion Period
Preclinical development	1-2 years
Phase 1 clinical trials	1-2 years
Phase 2 clinical trials	1-2 years
Phase 3 clinical trials	2-4 years

We expect research and development costs to increase in the future as our drug programs advance in preclinical development and clinical trials.  Due to the variability in the length of time necessary for drug development, the uncertainties related to the cost of these activities and ultimate ability to obtain governmental approval for commercialization, accurate and meaningful estimates of the ultimate costs to bring our potential drug candidates to market are not available.

We record significant accrued liabilities related to unbilled expenses for products or services that we have received from service providers, specifically related to ongoing preclinical studies and clinical trials.  These costs primarily relate to clinical study management, monitoring, laboratory and analysis costs, drug supplies, toxicology studies and investigator grants.  We have multiple drugs in concurrent preclinical studies and clinical trials at clinical sites throughout the world.  In order to ensure that we have adequately provided for ongoing preclinical and clinical development costs during the period in which we incur such costs, we maintain accruals to cover these expenses.  We update our estimates for these accruals on a monthly basis.  Although we use consistent milestones or subject enrollment to drive expense recognition, the assessment of these costs is a subjective process that requires judgment.  Upon settlement, these costs may differ materially from the amounts accrued in our consolidated financial statements.

We record our research and development costs by type or category, rather than by project.  Significant categories of costs include personnel, facilities and equipment costs, laboratory supplies and third-party and other services.  In addition, a significant portion of our research and development expenses is not tracked by project as it benefits multiple projects.  Consequently, fully-loaded research and development cost summaries by project are not available.

Consolidation of Variable Interest Entity

We consolidate the financial condition and results of operations of Symphony Icon in accordance with FASB Interpretation No. 46 (revised 2003), “Consolidation of Variable Interest Entities,” or FIN 46R.  While Symphony Icon is defined under FIN46R to be a variable interest entity for which we are the primary beneficiary, Symphony Icon is wholly-owned by the noncontrolling interest holders.  Therefore, we reduce the amount of our reported net loss in our consolidated statements of operations by the loss attributed to the noncontrolling interest and we also reduce the noncontrolling interest holders’ ownership interest in the consolidated balance sheets by Symphony Icon’s losses.

Stock-based Compensation Expense

Our stock-based compensation plans are accounted for under the recognition and measurement provisions of SFAS, No. 123 (Revised), “Share-Based Payment,” (SFAS No. 123(R)).  This statement requires companies to recognize compensation expense in the statements of operations for share-based payments, including stock options issued to employees, based on their fair values on the date of the grant, with the compensation expense recognized over the period in which an employee is required to provide service in exchange for the stock award.  Stock-based compensation expense is recognized on a straight-line basis.  We had stock-based compensation expense under SFAS No. 123(R) of $6.5 million for the year ended December 31, 2008, or $0.05 per share.  Stock-based compensation expense under SFAS No. 123(R) has no impact on cash flows from operating activities or financing activities.  As of December 31, 2008, stock-based compensation cost for all outstanding unvested options was $8.1 million, which is expected to be recognized over a weighted-average vesting period of 1.2 years.

The fair value of stock options is estimated at the date of grant using the Black-Scholes option-pricing model.  For purposes of determining the fair value of stock options granted subsequent to the adoption of SFAS No. 123(R), we segregated our options into two homogeneous groups, based on exercise and post-vesting employment termination behaviors, resulting in a change in the assumptions used for expected option lives and forfeitures.  Expected volatility is based on the historical volatility in our stock price.  The following weighted-average assumptions were used for options granted in the years ended December 31, 2008, 2007 and 2006, respectively:

	Expected Volatility	Risk-free Interest Rate	Expected Term	Estimated Forfeitures	Dividend Rate
December 31, 2008:
Employees, officers and non-employee directors	66%	2.9%	6	22%	0%
Officers and non-employee directors	66%	3.8%	9	6%	0%
December 31, 2007:
Employees	66%	4.5%	6	21%	0%
Officers and non-employee directors	67%	4.6%	9	4%	0%
December 31, 2006:
Employees	69%	4.6%	7	18%	0%
Officers and non-employee directors	69%	4.7%	9	3%	0%

Goodwill Impairment

Goodwill is not amortized, but is tested at least annually for impairment at the reporting unit level.  We have determined that the reporting unit is the single operating segment disclosed in our current financial statements.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  The first step in the impairment process is to determine the fair value of the reporting unit and then compare it to the carrying value, including goodwill.  We determined that the market capitalization approach is the most appropriate method of measuring fair value of the reporting unit.  Under this approach, fair value is calculated as the average closing price of our common stock for the 30 days preceding the date that the annual impairment test is performed, multiplied by the number of outstanding shares on that date.  A control premium, which is representative of premiums paid in the marketplace to acquire a controlling interest in a company, is then added to the market capitalization to determine the fair value of the reporting unit.  If the fair value exceeds the carrying value, no further action is required and no impairment loss is recognized.  Additional impairment assessments may be performed on an interim basis if we encounter events or changes in circumstances that would indicate that, more likely than not, the carrying value of goodwill has been impaired.  There was no impairment of goodwill in 2008.

Valuation of Investments that Do Not Have Active Markets

At December 31, 2008, we held $57.0 million (par value) of AAA rated investments with an auction interest rate feature, known as auction rate securities.  The securities have historically traded at par and are redeemable at par plus accrued interest at the option of the issuer.  Until February 2008, the carrying value of our auction rate securities approximated fair value.  With the liquidity issues experienced in the global credit and capital markets, our auction rate securities have experienced multiple failed auctions and the estimated market value of these securities is less than cost.

We estimated the fair value of these auction rate securities using a discounted cash flow analysis that considered the following key inputs: (a) the underlying structure of each security; (b) the present value of the future principal and interest payments discounted at rates considered to reflect current market conditions and the relevant risk associated with each security; and (c) consideration of the time horizon that the market value of each security could return to its cost.  We also considered secondary market trading date in estimating the fair value of these auction rate securities.  We estimate that the fair market value of these securities at December 31, 2008 was $43.6 million.  Because we do not intend to hold these securities until the par value is recoverable through the auction process and we believe the decline in fair values is other-than-temporary, we recorded a loss of $13.4 million for the year ended December 31, 2008 to reflect the decline in value of these securities, which is shown as loss on long-term investments in the consolidated statement of operations.

In November 2008, we accepted an offer from UBS AG, the investment bank that sold us the auction rate securities, providing us with rights related to our auction rate securities.  These rights permit us to require UBS to purchase our $57.0 million (par value) of auction rate securities at par value during the period from June 30, 2010 through July 2, 2012.  Conversely, UBS has the right, in its discretion, to purchase or sell the securities at any time by paying us the par value of such securities.  We expect to exercise these rights and sell our auction rate securities back to UBS on June 30, 2010, the earliest date allowable under the rights.

The enforceability of the rights results in a separate asset that will be measured at its fair value.  We elected to measure the rights under the fair value option of SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115,” and recorded a gain of approximately $12.1 million, which is reflected in loss on long-term investments, net, and recorded a corresponding long-term investment.  As a result of accepting the rights, we elected to classify the rights and reclassify our investments in auction rate securities as trading securities, as defined by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”  As a result, we will be required to assess the fair value of these two individual assets and record changes each period until the rights are exercised and the auction rate securities are redeemed.  We expect that subsequent changes in the value of the rights will largely offset the subsequent fair value movements of the auction rate securities, subject to the continued expected performance by the investment bank of its obligations under the agreement.

The fair value of the auction rate securities and the associated rights could further change significantly in the future and we may be required to record additional other-than-temporary impairment charges related to the auction rate securities and gains related to the rights if there are further reductions in fair value of the auction rate securities in future periods.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 157, “Fair Value Measurements.”  The statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this statement does not require any new fair value measurements.  More specifically, SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy, which ranks the quality and reliability of the information used to determine fair value.  SFAS No. 157 was effective January 1, 2008 for financial assets and liabilities and will be effective January 1, 2009 for non-financial assets and liabilities.  The adoption of SFAS No. 157 for financial assets and liabilities did not have an effect on our financial condition or results of operations.  We are currently evaluating the effect, if any, of the adoption of this statement for non-financial assets and liabilities on our financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115,” which provides a fair value option election that permits entities to irrevocably elect to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings as they occur.  SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Our adoption of SFAS No. 159 on January 1, 2008 did not materially affect our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(Revised), “Business Combinations,” which replaces SFAS No. 141, “Business Combinations,” and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) makes various other amendments to authoritative literature intended to provide additional guidance or to confirm the guidance in that literature to that provided in this statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We expect to adopt this statement on January 1, 2009.  SFAS No. 141(R)’s impact on accounting for business combinations is dependent upon acquisitions, if any, made on or after that time.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.  This statement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income.  Changes in a parent’s ownership interest while the parent retains its controlling financial interest must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value.  The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment.  The statement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. We adopted SFAS No. 160 on January 1, 2009.  SFAS No. 160 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented.  The principal effect on the prior year consolidated balance sheets is summarized below:

	December 31,
	2008	2007
	(in thousands)
Equity, as previously reported	$185,580	$256,300
Increase as a result of adoption of SFAS No. 160	10,247	30,271
Equity, as adjusted	$195,827	$286,571

Additionally, the adoption of SFAS No. 160 requires that consolidated net loss be adjusted to include the net loss attributable to the noncontrolling interest, and a new separate caption for net loss attributable to Lexicon Pharmaceuticals, Inc. be presented in the consolidated statements of operations.  Thus, after adoption of SFAS No. 160, consolidated net loss increased by $20.0 million and $12.4 million for the years ended December 31, 2008 and 2007, respectively, and net loss attributable to Lexicon Pharmaceuticals, Inc. is equal to net loss as previously reported prior to the adoption of SFAS No. 160.  There was no impact to the financial statements as a result of adopting SFAS No. 160 for the year ended December 31, 2006.

Results of Operations – Comparison of Years Ended December 31, 2008, 2007 and 2006

Revenues

Total revenues and dollar and percentage changes as compared to the prior year are as follows (dollar amounts are presented in millions):

	Year Ended December 31,
	2008	2007	2006
Total revenues	$32.3	$50.1	$72.8
Dollar decrease	$(17.8)	$(22.7)
Percentage decrease	(36%)	(31%)

Years Ended December 31, 2008 and 2007

•
Collaborative research – Revenue from collaborative research decreased 43% to $27.2 million, primarily due to the completion in 2007 of the project funded by our award from the Texas Enterprise Fund, reduced revenues under our alliance with N.V. Organon due to our progress towards completing the target discovery portion of the alliance, and the completion in 2007 of the target discovery portion of our alliance with Takeda Pharmaceutical Limited.

•	Subscription and license fees – Revenue from subscriptions and license fees increased 152% to $5.1 million, primarily due to an increase in technology license fees.

Years Ended December 31, 2007 and 2006

•
Collaborative research – Revenue from collaborative research decreased 30% in 2007 to $48.1 million, primarily due to decreased revenue under our alliance with Bristol-Myers Squibb resulting from the conclusion of the revenue recognition period for the upfront payment we received under the alliance.  Additionally, the prior year included the achievement of a performance milestone under our Takeda alliance.

•
Subscription and license fees – Revenue from subscriptions and license fees decreased 54% in 2007 to $2.0 million primarily due to lower royalties received under a technology license agreement with Deltagen.

In 2008, Bristol-Myers Squibb, Organon and Genentech represented 32%, 29% and 13% of revenues, respectively.  In 2007, Organon, Bristol-Myers Squibb and the Texas Enterprise Fund represented 27%, 23% and 22% of revenues, respectively.  In 2006, Bristol-Myers Squibb, Organon and Takeda represented 35%, 21% and 12% of revenues, respectively.

Research and Development Expenses

Research and development expenses and dollar and percentage changes as compared to the prior year are as follows (dollar amounts are presented in millions):

	Year Ended December 31,
	2008	2007	2006
Total research and development expense	$108.6	$104.3	$106.7
Dollar increase (decrease)	$4.2	$(2.4)
Percentage increase (decrease)	4%	(2%)

Research and development expenses consist primarily of salaries and other personnel-related expenses, facility and equipment costs, laboratory supplies, third-party and other services principally related to preclinical and clinical development activities and stock-based compensation expenses.

Years Ended December 31, 2008 and 2007

•
Personnel – Personnel costs decreased 7% to $41.4 million, primarily due to lower salary, bonus and benefit costs as a result of a reduction in personnel in May 2008 as part of our reorganization reallocating resources from research and discovery to our drug development pipeline, offset in part by associated severance costs.  Salaries, bonuses, employee benefits, payroll taxes, recruiting and relocation costs are included in personnel costs.

•	Facilities and equipment – Facilities and equipment costs decreased 8% to $18.5 million, primarily due to a decrease in depreciation expense.

•	Laboratory supplies – Laboratory supplies expense decreased 25% to $8.6 million, primarily due to the reduction in personnel in May 2008.

•
Third-party and other services – Third-party and other services increased 69% to $31.3 million, primarily due to an increase in external preclinical and clinical research and development costs.  Third-party and other services include third-party research, technology licenses, legal and patent fees and subscriptions to third-party databases.

•	Stock-based compensation – Stock-based compensation expense decreased 23% to $3.9 million, primarily as a result of the reduction in our personnel.

•	Other – Other costs increased by 2% to $4.9 million.

Years Ended December 31, 2007 and 2006

•
Personnel – Personnel costs decreased 13% in 2007 to $44.4 million, primarily due to lower salary and benefit costs as a result of a reduction in our personnel in January 2007 as part of our strategic realignment reallocating resources from genetics research efforts to drug development, offset in part by associated severance costs.

•	Facilities and equipment – Facilities and equipment costs decreased 5% in 2007 to $20.1 million, primarily due to a decrease in depreciation expense.

•	Laboratory supplies – Laboratory supplies expense decreased 23% in 2007 to $11.4 million, primarily due to the reduction in personnel in January 2007.

•	Third-party and other services – Third-party and other services increased 87% in 2007 to $18.4 million, primarily due an increase in external preclinical and clinical research and development costs.

•	Stock-based compensation – Stock-based compensation expense increased 17% in 2007 to $5.1 million.

•	Other – Other costs decreased 7% in 2007 to $4.8 million.

General and Administrative Expenses

General and administrative expenses and dollar and percentage changes as compared to the prior year are as follows (dollar amounts are presented in millions):

	Year Ended December 31,
	2008	2007	2006
Total general and administrative expense	$20.3	$20.7	$21.3
Dollar decrease	$(0.5)	$(0.6)
Percentage decrease	(2%)	(3%)

General and administrative expenses consist primarily of personnel costs to support our research and development activities, facility and equipment costs, professional fees such as legal fees, and stock-based compensation expenses.

Years Ended December 31, 2008 and 2007

•
Personnel – Personnel costs decreased 3% to $10.4 million, primarily due to lower bonus and benefit costs, offset in part by severance costs associated with reductions in personnel.  Salaries, bonuses, employee benefits, payroll taxes, recruiting and relocation costs are included in personnel costs.

•	Facilities and equipment – Facilities and equipment costs were $2.5 million, consistent with the prior year.

•	Professional fees – Professional fees increased 19% to $2.9 million, primarily due to increased market research and other consulting costs.

•	Stock-based compensation – Stock-based compensation expense decreased 8% to $2.6 million.

•	Other – Other costs decreased 16% to $1.9 million.

Years Ended December 31, 2007 and 2006

•
Personnel – Personnel costs decreased 10% in 2007 to $10.6 million, primarily due to lower salary and benefit costs as a result of a reduction in personnel in January 2007, offset in part by associated severance costs.

•	Facilities and equipment – Facilities and equipment costs decreased 18% in 2007 to $2.5 million, primarily due to a decrease in depreciation expense.

•	Professional fees – Professional fees increased 55% in 2007 to $2.5 million primarily due to increased professional, consulting and litigation costs.

•	Stock-based compensation – Stock-based compensation expense increased 5% in 2007 to $2.8 million.

•	Other – Other costs increased 3% in 2007 to $2.3 million.

Loss on Long-term Investments, net, Interest Income, Interest Expense and Other (Expense) Income, Net

Loss on Long-term Investments, Net.  Loss on long-term investments was $13.4 million for the year ended December 31, 2008, representing the other-than-temporary decline in fair value of our student loan auction rate securities.  This loss was partially offset by a gain on long-term investments of $12.1 million for the year ended December 31, 2008, representing the fair value of the rights obtained from UBS AG, the investment bank that sold us our auction rate securities.

Interest Income. Interest income decreased 21% in 2008 to $5.8 million from $7.3 million in 2007 primarily due to lower average cash and investment balances as well as lower yields on our investments.  Interest income increased 99% in 2007 from $3.7 million in 2006, primarily due to higher average cash and investment balances.

Interest Expense.  Interest expense decreased 3% in 2008 to $2.7 million from $2.8 million in 2007 and 15% in 2007 from $3.3 million in 2006.

Other (Expense) Income, Net.  Other expense, net was $2.1 million in 2008 compared to other expense, net of $0.8 million in 2007.  The change was primarily due to the increase in amortization of the asset related to the option to purchase the equity of Symphony Icon.  We have recorded the value of the purchase option as an asset, and we are amortizing this asset over the four-year option period (see Note 10, Arrangements with Symphony Icon, Inc., of the Notes to Consolidated Financial Statements, for more information).  Other income, net was $0.4 million in 2006.

Noncontrolling Interest in Symphony Icon, Inc.

For the years ended December 31, 2008, 2007 and 2006, the losses attributed to the noncontrolling interest holders of Symphony Icon were $20.0 million, $12.4 million and none, respectively.

Net Loss Attributable to Lexicon Pharmaceuticals, Inc. and Net Loss Attributable to Lexicon Pharmaceuticals, Inc. per Common Share

Net loss attributable to Lexicon Pharmaceuticals, Inc. increased to $76.9 million in 2008 from $58.8 million in 2007 and $54.3 million in 2006.  Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share decreased to $0.56 in 2008 from $0.59 in 2007 and $0.81 in 2006.

Liquidity and Capital Resources

We have financed our operations from inception primarily through sales of common and preferred stock, contract and milestone payments to us under our drug discovery and development collaborations, target validation, database subscription and technology license agreements, government grants and contracts, and financing obtained under debt and lease arrangements.  We have also financed certain of our research and development activities under our agreements with Symphony Icon, Inc.  From our inception through December 31, 2008, we had received net proceeds of $550.0 million from issuances of common and preferred stock, including $203.2 million of net proceeds from the initial public offering of our common stock in April 2000, $50.1 million from our July 2003 common stock offering, $37.5 million from our October 2006 common stock offering and $198.0 million from our August 2007 sale of common stock to Invus, L.P.  In addition, from our inception through December 31, 2008, we received $443.0 million in cash payments from drug discovery and development collaborations, target validation, database subscription and technology license agreements, sales of compound libraries and reagents and government grants and contracts, of which $424.0 million had been recognized as revenues through December 31, 2008.

As of December 31, 2008, we had $142.2 million in cash, cash equivalents and investments, including $55.7 million of auction rate securities and related rights as discussed below in Disclosure about Market Risk, and $16.6 million in investments held by Symphony Icon.  We had $222.1 million in cash, cash equivalents and short-term investments as of December 31, 2007.  We used cash of $95.6 million in operations in 2008.  This consisted primarily of the consolidated net loss for the year of $96.9 million, a $14.3 million decrease in deferred revenue, a $12.1 million non-cash gain on auction rate security rights and a net increase in other operating assets net of liabilities of $2.3 million, partially offset by non-cash charges of $13.4 million related to loss on auction rate securities, $7.9 million related to depreciation expense, $6.5 million related to stock-based compensation expense and $2.1 million related to the non-cash amortization of the Symphony Icon purchase option.  Investing activities provided cash of $159.4 million in the year ended December 31, 2008, primarily due to net maturities of investments of $161.6 million, partially offset by purchases of property and equipment of $2.2 million.  Financing activities used cash of $0.9 million in the year ended December 31, 2008, due primarily to $0.9 million in principal repayments on our mortgage loan.

In January 2009, we entered into a credit line agreement with UBS Bank USA that provides up to an aggregate amount of $35.9 million in the form of an uncommitted, demand, revolving line of credit.  We entered into the credit line in connection with our acceptance of an offer from UBS AG, the investment bank that sold us our auction rate securities, providing us with rights to require UBS to purchase our $57.0 million (par value) of auction rate securities at par value during the period from June 30, 2010 through July 2, 2012.  The credit line is secured only by these auction rate securities and advances under the credit line will be made on a “no net cost” basis, meaning that the interest paid by us on advances will not exceed the interest or dividends paid to us by the issuer of the auction rate securities.

In June 2007, we entered into a securities purchase agreement with Invus, L.P, pursuant to which Invus purchased 50,824,986 shares of our common stock for approximately $205.4 million in August 2007.  This purchase resulted in Invus’ ownership of 40% of the post-transaction outstanding shares of our common stock.  Pursuant to the securities purchase agreement, Invus, at its option, also has the right to require us to initiate up to two pro rata rights offerings to our stockholders, which would provide all stockholders with non-transferable rights to acquire shares of our common stock, in an aggregate amount of up to $344.5 million, less the proceeds of any “qualified offerings” that we may complete in the interim involving the sale of our common stock at prices above $4.50 per share.  Invus may exercise its right to require us to conduct the first rights offering by giving us notice within a period of 90 days beginning on November 28, 2009 (which we refer to as the first rights offering trigger date), although we and Invus may agree to change the first rights offering trigger date to as early as August 28, 2009 with the approval of the members of our board of directors who are not affiliated with Invus.  Invus may exercise its right to require us to conduct the second rights offering by giving us notice within a period of 90 days beginning on the date that is 12 months after Invus’ exercise of its right to require us to conduct the first rights offering or, if Invus does not exercise its right to require us to conduct the first rights offering, within a period of 90 days beginning on the first anniversary of the first rights offering trigger date.  The initial investment and subsequent rights offerings, combined with any qualified offerings, were designed to achieve up to $550 million in proceeds to us.  Invus would participate in each rights offering for up to its pro rata portion of the offering, and would commit to purchase the entire portion of the offering not subscribed for by other stockholders.

In connection with the securities purchase agreement, we entered into a stockholders’ agreement with Invus under which Invus (a) has specified rights with respect to designation of directors and participation in future equity issuances by us, (b) is subject to certain standstill restrictions, as well as restrictions on transfer and the voting of the shares of common stock held by it and its affiliates, and (c), as long as Invus holds at least 15% of the total number of outstanding shares of our common stock, is entitled to certain minority protections.

In June 2007, we entered into a series of related agreements providing for the financing of the clinical development of certain of our drug candidates, including LX1031 and LX1032, along with any other pharmaceutical compositions modulating the same targets as those drug candidates.  Under the financing arrangement, we licensed to Symphony Icon, a wholly-owned subsidiary of Symphony Icon Holdings LLC, our intellectual property rights related to the programs and Holdings contributed $45 million to Symphony Icon in order to fund the clinical development of the programs.  We also entered into a share purchase agreement with Holdings under which we issued and sold to Holdings 7,650,622 shares of our common stock in exchange for $15 million and an exclusive option to acquire all of the equity of Symphony Icon, thereby allowing us to reacquire the programs.  The purchase option is exercisable by us at any time, in our sole discretion, until June 15, 2011 at an exercise price of (a) $72 million, if the purchase option is exercised before June 15, 2009, (b) $81 million, if the purchase option is exercised on or after the June 15, 2009 and before June 15, 2010 and (c) $90 million, if the purchase option is exercised on or after June 15, 2010 and before June 15, 2011.  The purchase option exercise price may be paid in cash or a combination of cash and common stock, at our sole discretion, provided that the common stock portion may not exceed 40% of the purchase option exercise price.

Upon the recommendation of Symphony Icon’s development committee, which is comprised of an equal number of representatives from us and Symphony Icon, Symphony Icon’s board of directors may require us to pay Symphony Icon up to $15 million for Symphony Icon’s use in the development of the programs in accordance with the specified development plan and related development budget.  The development committee’s right to recommend that Symphony Icon’s board of directors submit such funding requirement to us will terminate on the one-year anniversary of the expiration of the purchase option, subject to limited exceptions.

In April 2004, we obtained a $34.0 million mortgage on our facilities in The Woodlands, Texas.  The mortgage loan has a ten-year term with a 20-year amortization and bears interest at a fixed rate of 8.23%.  In May 2002, our subsidiary Lexicon Pharmaceuticals (New Jersey), Inc. signed a ten-year lease for a 76,000 square-foot facility in Hopewell, New Jersey.  The term of the lease extends until June 30, 2013.  The lease provides for an escalating yearly base rent payment of $1.3 million in the first year, $2.1 million in years two and three, $2.2 million in years four to six, $2.3 million in years seven to nine and $2.4 million in years ten and eleven.  We are the guarantor of the obligations of our subsidiary under the lease.

Including the lease and debt obligations described above, we had incurred the following contractual obligations as of December 31, 2008:

	Payments due by period (in millions)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt	$30.5	$1.0	$2.2	$2.6	$24.7
Interest payment obligations	12.3	2.5	4.7	4.4	0.7
Operating leases	11.5	2.5	5.1	3.9	—
Licensing agreements	5.0	5.0	—	—	—
Total	$59.3	$11.0	$12.0	$10.9	$25.4

Our future capital requirements will be substantial and will depend on many factors, including our ability to obtain drug discovery and development collaborations and other collaborations and technology license agreements, the amount and timing of payments under such agreements, the level and timing of our research and development expenditures, market acceptance of our products, the resources we devote to developing and supporting our products and other factors.  Our capital requirements will also be affected by any expenditures we make in connection with license agreements and acquisitions of and investments in complementary technologies and businesses.  We expect to devote substantial capital resources to continue our research and development efforts, to expand our support and product development activities, and for other general corporate activities.  We believe that our current unrestricted cash and investment balances, the UBS credit line entered into in January 2009 and cash and revenues we expect to derive from drug discovery and development collaborations and other collaborations and technology licenses will be sufficient to fund our operations for at least the next 12 months.  During or after this period, if cash generated by operations is insufficient to satisfy our liquidity requirements, we will need to sell additional equity or debt securities or obtain additional credit arrangements.  Additional financing may not be available on terms acceptable to us or at all. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders.

Disclosure about Market Risk

We are exposed to limited market and credit risk on our cash equivalents which have maturities of three months or less at the time of purchase.  We maintain a short-term investment portfolio which consists of U.S. Treasury bills, money market accounts, corporate debt securities and certificates of deposit that mature three to 12 months from the time of purchase and a long-term investment portfolio which consists of auction rate securities that mature greater than 12 months from the time of purchase, which we believe are subject to limited market and credit risk, other than as discussed below.  We currently do not hedge interest rate exposure or hold any derivative financial instruments in our investment portfolio.

At December 31, 2008, we held $57.0 million (par value), with an estimated fair value of $43.6 million, of AAA rated investments with an auction interest rate reset feature, known as auction rate securities.  These notes are issued by various state agencies for the purpose of financing student loans.  The securities have historically traded at par and are redeemable at par plus accrued interest at the option of the issuer.  Interest is typically paid at the end of each auction period or semiannually.  Until February 2008, the market for our auction rate securities was highly liquid.  Starting in February 2008, a substantial number of auctions “failed,” meaning that there was not enough demand to sell all of the securities that holders desired to sell at auction.  The immediate effect of a failed auction is that such holders cannot sell the securities at auction and the interest rate on the security generally resets to a maximum interest rate.  In the case of funds invested by us in auction rate securities which are the subject of a failed auction, we may not be able to access the funds without a loss of principal, unless a future auction on these investments is successful or the issuer redeems the security.  As of December 31, 2008, we classified the entire auction rate security investment balance as long-term investments on our consolidated balance sheet because of our inability to determine when our investments in auction rate securities would be sold.  We have also modified our current investment strategy to reallocate our investments more into U.S. treasury securities and U.S. treasury-backed money market investments.

At December 31, 2008, observable auction rate securities market information was not available to determine the fair value of our investments. We have estimated the fair value of these securities at $43.6 million as of December 31, 2008 using models of the expected future cash flows related to the securities and taking into account assumptions about the cash flows of the underlying student loans, as well as secondary market data.  The assumptions used in preparing the discounted cash flow model include estimates of interest rates, timing and amount of cash flows, liquidity premiums and expected holding periods of the auction rate securities, based on data available as of December 31, 2008.  The underlying sources of these assumptions are volatile and the assumptions are subject to change as those sources and market conditions change.  Because we do not intend to hold these securities until the par value is recoverable through the auction process and we believe the decline in fair value is other-than-temporary, we recorded a loss of $13.4 million in the year ended December 31, 2008 to reflect the decline in value of these securities, which is shown as loss on long-term investments in the consolidated statement of operations.  If the current market conditions deteriorate further, or a recovery in market values does not occur, we may be required to record additional unrealized or realized losses in future quarters.

In November 2008, we accepted an offer from UBS AG, the investment bank that sold us our auction rate securities, providing us with rights related to our auction rate securities.  The rights permit us to require UBS to purchase our $57.0 million (par value) of auction rate securities at par value during the period from June 30, 2010 through July 2, 2012.  Conversely, UBS has the right, in its discretion, to purchase or sell the securities at any time by paying us the par value of such securities.  We expect to exercise the rights and sell our auction rate securities back to UBS on June 30, 2010, the earliest date allowable under the rights.

The enforceability of the rights results in a separate asset that will be measured at its fair value.  We elected to measure the rights under the fair value option of SFAS 159, and recorded a gain of approximately $12.1 million, which is reflected in loss on long-term investments, net, and recorded a corresponding long-term investment.  As a result of accepting the rights, we have elected to classify the rights and reclassify our investments in auction rate securities as trading securities, as defined by SFAS No. 115.  As a result, we will be required to assess the fair value  of these two individual assets and record changes each period until the rights are exercised and the auction rate securities are redeemed.  We expect that subsequent changes in the value of the rights will largely offset the subsequent fair value movements of the auction rate securities, subject to the continued expected performance by the investment bank of its obligations under the agreement.

Excluding auction rate securities and the related rights, at December 31, 2008, we had approximately $103.1 million in cash and cash equivalents and short-term investments, including $16.6 million in investments held by Symphony Icon.  We believe that the working capital available to us excluding the funds held in auction rate securities and the UBS credit line entered into in January 2009 will be sufficient to meet our cash requirements for at least the next 12 months.

We have operated primarily in the United States and substantially all sales to date have been made in U.S. dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.